Exhibit 99.1

Acer Therapeutics Secures up to $48.5 Million in Convertible Note and

Secured Loan Financing Facilities

NEWTON, MA – March 7, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced that it has entered into convertible note and loan financing facilities for up to $48.5 million with affiliates of Marathon Asset Management L.P. (Marathon) and SWK Holdings Corporation (Nasdaq: SWKH), subject to certain conditions. Proceeds from these financings would be used to advance Acer’s pipeline.

Summaries of the financing facilities are as follows:

1.	Marathon $6.0 Million Secured Convertible Note

Under the terms of a secured convertible note agreement, and subject to certain customary closing conditions, Marathon is expected to fund $6.0 million at a closing no later than March 14, 2022. The secured convertible note issued to Marathon would have a 3-year term, bear interest at 6.5% per annum, be secured by a lien on all of Acer’s assets, be convertible at Marathon’s option into shares of Acer common stock at a conversion price of $2.50 per share, and be redeemable at Marathon’s option during the 30-day periods beginning 12 months, 18 months and 24 months after issuance.

2.	SWK $6.5 Million Secured Loan

Under the terms of a senior secured term loan agreement, and subject to certain customary closing conditions as well as the funding of the Marathon secured convertible note referenced above, SWK is expected to fund $6.5 million at a closing no later than March 14, 2022. If the Company’s drug candidate ACER-001 (sodium phenylbutyrate) receives FDA approval for marketing (referred to as ACER-001 Marketing Approval) on or before September 30, 2022, then this loan would be payable within 12 business days of such approval; otherwise, this loan would have a 2-year term. As background, FDA has assigned a PDUFA target action date of June 5, 2022, to Acer’s pending New Drug Application for ACER-001 for the treatment of patients with urea cycle disorders. This loan would bear interest per annum at the sum of 3-month LIBOR (with a floor of 1%) plus 11% and would be secured by a senior lien on all of Acer’s assets. If the loan is paid off or ACER-001 Marketing Approval occurs prior to September 30, 2022, SWK would receive an exit fee from Acer yielding a return (inclusive of principal, interest and origination and other fees) of 1.3x the outstanding principal; otherwise, SWK would receive an exit fee from Acer yielding a return of 1.5x the outstanding principal. SWK would also receive a warrant with a 7-year term to acquire 150,000 shares of Acer common stock at an exercise price of $2.46 per share.

Proceeds from the foregoing two facilities would currently be expected to finance into mid-2022 Acer’s planned additional investments in ACER-001 pre-commercial activities as well as activities relating to a planned ACER-801 (osanetant) Phase 2a proof of concept trial in postmenopausal women and a planned EDSIVO™ (celiprolol) pivotal Phase 3 trial in COL3A1 positive vascular Ehlers-Danlos syndrome (vEDS) patients. A portion of the proceeds from these financings would also be required to pay the cost of obtaining such financing, including origination fees, transaction costs and financial advisor fees, as well as a commitment fee and certain other costs associated with the contingent Marathon lending arrangement referenced below. Note that additional capital will be required to conduct beyond mid-2022 and complete the planned pivotal Phase 3 trial of EDSIVO™.

3.	Marathon $42.5 Million Secured Loan

Acer has also entered into a senior secured loan agreement with Marathon for an additional $42.5 million which, in addition to customary conditions, is contingent upon ACER-001 Marketing Approval occurring not later than December 31, 2022. This loan would have a 6-year term, bear interest at 13.5% per annum (with Acer having the option to capitalize up to 4% for the first 3 years), be secured by a senior lien on all of Acer’s assets, have the outstanding principal amortize at a monthly rate of 2.78% commencing on the third anniversary, and be subject to prepayment fees ranging from 5% if repaid prior to the third anniversary to 1% if repaid after five years. Acer and Marathon have also entered into a synthetic royalty agreement whereby, if this loan is funded, Acer would pay Marathon, on a quarterly basis, 2% of certain aggregate revenue from ACER-001 during that quarter (i.e., 2% of the net sales and of the amount of certain other payments), subject to a cap on the aggregate amount of such payments of $15 million. The funds from this facility would be used to pay off the SWK loan referenced above (i.e., $6.5 million in principal, plus an exit fee as noted above, leaving loans of $48.5 million in principal between the two Marathon facilities) as well as provide capital for an ACER-001 commercial product launch, if ACER-001 is approved, and advancement of other pipeline programs and ongoing operations into the second half of 2023 based upon current expectations. A portion of the proceeds from this financing would also be used to pay certain costs of obtaining such financing, including a commitment fee, transaction costs and financial advisor fees. If this loan is funded, then Acer may also request an increase in the loan amount by $50 million, although any such increase is subject to Marathon’s sole discretion.

“Accessing these loan facilities is a significant achievement for Acer as they provide capital to fund advancement of our pipeline programs at what we believe will be a lower cost of capital than equity financing,” said Chris Schelling, CEO and Founder of Acer. “Our financing agreements with Marathon and SWK significantly extend our cash runway and we appreciate their commitment to our mission of delivering much-needed therapies to patients in need.”

“This transaction represents the beginning of Marathon’s partnership with Acer,” said Dr. Evan Bedil, Head of Healthcare at Marathon. “Acer is led by an experienced and highly talented management team with a suite of innovative medications to advance the health and wellbeing of those affected by rare life-threatening metabolic disease and to improve the quality of life of post-menopausal women suffering from vasomotor symptoms. Our financing commitments provide Acer with growth capital to commercialize their products and advance the Company’s pipeline.”

“The proceeds from our loan, together with Marathon’s convertible note, will provide Acer the necessary funding to potentially achieve near-term value inflection points,” said Winston Black, CEO of SWK. “We look forward to Acer’s continued progress as it prepares for ACER-001 PDUFA in June and initiates important clinical trials.”

Each of these loan transactions includes additional terms which are customary in transactions of this type. Further information with respect to the debt financing agreements with Marathon and SWK is contained in a Current Report on Form 8-K filed by Acer with the Securities and Exchange Commission. ACER-001, ACER-801 and EDSIVO™ are investigational product candidates that have not been approved by FDA. There is no guarantee that any of these product candidates will receive regulatory authority approval in any territory or become commercially available for the indications under investigation.

Reedland Capital Partners, acting through Weild & Co., member FINRA|SIPC, served as financial advisor to Acer in connection with these financing transactions. For more information, please visit www.reedland.com.

About ACER-001

ACER-001 (sodium phenylbutyrate) is being developed for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD). ACER-001 is a nitrogen-binding agent in development for use as adjunctive therapy in the chronic management of patients with UCDs involving deficiencies of carbamylphosphate synthetase (CPS), ornithine transcarbamylase (OTC), or argininosuccinic acid synthetase (AS). ACER-001’s multi-particulate dosage formulation for oral administration is designed to minimize the aversive taste and odor1 of sodium phenylbutyrate while quickly dissolving in the stomach. The ACER-001 NDA for UCDs is currently under FDA review with a PDUFA target action date of June 5, 2022. ACER-001 is also being developed for MSUD and has been granted orphan drug designation by the FDA for this indication. ACER-001 is an investigational product candidate which has not been approved by FDA, the European Medicines Agency (EMA), or any other regulatory authority.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including UCDs and MSUD; ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of infectious diseases, including COVID-19. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. In March 2021, Acer entered into a Collaboration and License Agreement with Relief Therapeutics Holding SA for development and commercialization of ACER-001. For more information, visit www.acertx.com.

About Marathon Asset Management LP

Marathon Asset Management LP, with $24 billion of assets under management, was formed in 1998 by Bruce Richards (Chairman & Chief Executive Officer) and Louis Hanover (Chief Investment Officer). The firm seeks attractive absolute returns through investments in the global capital markets and the private credit markets whereby it is known for its ability to provide capital solutions to companies across industries. Marathon’s healthcare team, led by Dr. Evan Bedil, is known for buying pharmaceutical royalties in addition to providing capital solutions across the capital structure to emerging biopharmaceutical companies. Marathon has significant experience investing in companies through multiple cycles and possesses a broad-based skill set and proprietary platform to research, analyze and act upon complex capital structures and situations. For additional information, please visit www.marathonfund.com.

About SWK Holdings Corporation

SWK Holdings Corporation (SWKH.OB) is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information is available on the company’s website at www.swkhold.com.

References

1.	Peña-Quintana L, et al. Profile of sodium phenylbutyrate granules for the treatment of urea-cycle disorders: patient perspectives. Patient Prefer Adherence. 2017 Sep 6;11:1489-1496.

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding regulatory submissions, actions or approvals, financings, cash position, liquidity, strategy, future operations, timelines, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; our ability to close upon and obtain the proceeds of any proposed financing as well as to satisfy the ongoing conditions and requirements for maintaining related financing facilities and avoiding default or an accelerated repayment requirement; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability, in addition to currently proposed financings, to secure the additional capital necessary to fund our various product candidate development programs; the adequacy of our capital to support our future operations and our ability to successfully fund, initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to fund our various product candidate development programs and to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and 10-Q/A, and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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